Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it both (i) is not material and

(ii) is the type that the company treats as private or confidential.]

Amendment No.1 to Master Supply Agreement

This Amendment No. 1 to Master Supply Agreement (this “Amendment”) is entered into as of March 21, 2025 (the “Amendment Effective Date”) by and between Sonoma Pharmaceuticals, Inc., a Delaware corporation having a place of business at 5445 Conestoga Court, Suite 150, Boulder, Colorado 80301 (“Supplier”), and Wellspring Pharmaceutical Corporation, a Delaware corporation, having a place of business at 5911 N. Honore Ave, Suite 211, Sarasota, Florida 34243 (“Distributor” and, together with Supplier, the “Parties” and each a “Party”).

Whereas, Supplier and Distributor have entered into that certain Master Supply Agreement, dated January 29, 2025 (the “Supply Agreement”), pursuant to which Supplier appointed Distributor as Supplier’s exclusive distributor of the Products through the Channels in the Field in the Territory for sale for the Permitted Use (as each term is defined in the Supply Agreement);

Whereas, Supplier now desires to grant Distributor certain rights with respect to the distribution of additional products in additional fields through the Channels in the Territory;

Now, Therefore, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties mutually agree as follows:

1. Attachment A to the Supply Agreement is hereby amended and replaced in its entirety with Attachment A attached hereto.

2. Section 2.1 to the Supply Agreement is hereby amended and replaced in its entirety with the following:

2.1 Exclusivity. On the terms and subject to the conditions of this Agreement, Supplier hereby appoints Distributor, and Distributor hereby accepts appointment as Supplier’s distributor of Products through the Channels in the Field in the Territory for sale for the Permitted Use in accordance with the terms of this Agreement and the exclusivity rights set forth in Attachment A (the “Distribution Rights”). Supplier acknowledges that, for the duration of any exclusivity rights with respect to a Product as set forth on Attachment A, it will be prevented from selling such Product to third parties in the Territory, through the Channels in the Field. Distributor shall not have any right to, and shall not, promote, market, import, offer for sale, sell and/or distribute or use any Products outside of the Channels, outside of the Field or outside of the Territory or for any use outside of the Permitted Use.

3. Distributor shall pay Supplier an upfront labeling fee of [_______________] USD ($[_______________]) per SKU for label printing, labeling, and packaging of each Product added to Attachment A pursuant to this Amendment, which shall be due upon submission of the initial Purchase Order for such Product.

4. All other terms of the Supply Agreement shall remain in full force and effect.

5. For convenience of the Parties hereto, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

Distributor	Supplier
Wellspring Pharmaceutical Corporation	Sonoma Pharmaceuticals, Inc.
By: /s/ Casey G. Davis Name: Casey G. Davis Title: VP Supply Chain	By: /s/ Amy Trombly Name: Amy Trombly Title: Chief Executive Officer
Date: 3/21/2025	Date: March 21, 2025